                                                             EXHIBIT 99.1
Question and Answer Portion of the
National Penn Bancshares, Inc. Year End 2010
Earnings Webcast
Thursday, January 27, 2011 – 1:00 p.m. ET

Scott V. Fainor, National Penn Bancshares; President & CEO
Michael J. Hughes, National Penn Bancshares; GEVP & CFO
Sandra L. Bodnyk, National Penn Bancshares; GEVP & Chief Risk Officer

Operator:

Operator: Good afternoon everyone, and welcome to National Penn Bancshares Fourth Quarter and Full Year 2010 Earnings Conference Call and Webcast. Please note that this call is being recorded. All callers will be in a listen-only mode during the prepared remarks. At the end of the prepared remarks, there will be a live question-and-answer session with analysts.

This call and the accompanying presentation slides located on National Penn's Investor Relations website at www.nationalpennbancshares.com will be archived on the site following this call. A transcript of today's call and the slides will also be furnished on SEC Form 8-K.

National Penn's earnings release was posted earlier today to National Penn's Investor Relations website and will also be furnished following this call to the SEC on a Form 8-K.

This presentation may contain forward-looking information that is intended to be covered by the Safe Harbor provided by the Private Securities Litigation Reform Act of 1995. Please take a moment to review the Safe Harbor slide of the presentation. It is now my pleasure to turn the conference over to National Penn's President and CEO, Scott Fainor. Please go ahead.

Scott V. Fainor, President and Chief Executive Officer

Thank you to everyone for joining our fourth quarter earnings webcast conference call today. I am joined by Mike Hughes, our Chief Financial Officer and Sandy Bodnyk, our Chief Risk Officer, who will be giving more in-depth analysis as part of this webcast presentation.

I am very pleased to report our positive results and positive momentum for the fourth quarter and year end 2010. Our focused efforts on executing the strategic plan have translated into what you see on slide two and throughout this presentation.

Asset quality in all categories continues to improve. Our fundamentals across all business lines remain strong. Our strong capital levels have been further enhanced. We are also excited to have achieved our strategic initiatives that we talked about mid-year at year-end. That was the divestiture of Christiana Bank & Trust Company effective December 3, 2010 and then the completion of the $150 million Warburg Pincus investment transaction, which the final part of the investment came into our company effective January 7, 2011.

I would now like to turn the presentation over to Mike Hughes.

Michael J. Hughes, Group Executive Vice President and Chief Financial Officer

Thank you, Scott. Let's start on slide number three.  Reported earnings of $0.05 per share.  There were two adjustments to arrive at adjusted earnings of $0.10 a share. $0.01 related to the mark on our own trust preferred and is marked at December 31st to approximately par value of $25. The second item is the tax related to Christiana. This was previously disclosed in the second quarter.  It is a non-cash item. It does not impact our regulatory capital ratios and aggregated $0.04 per share.

Slide number four is a similar analysis for the year, adjusted earnings per share of $0.30. The primary adjustments to arrive at adjusted earnings, the tax expense related to both Christiana and BOLI [bank-owned life insurance], the BOLI surrender, of $0.11, the Christiana goodwill adjustment in the second quarter of $0.06 and again the mark on our own trust preferred which started the year at $21 and now, as I said, is marked to approximately par value of $25, reflecting the improvement in National Penn's balance sheet.

On slide five in looking at the net interest margin, net interest margin for the quarter of 3.43% versus 3.42% in the third quarter. The two major factors affecting the margin-loan volumes and deposit pricing. As it relates to the contraction in loans and in a year-over-year period, approximately 50% of the decline in loans was related to the management of lower quality loans. That includes charge-offs, refinance out of the bank and deleverage of the credits that remained with the bank. As an example, the CRE [commercial real estate] exposure was reduced by approximately 15% or $187 million over the year. Also on the consumer side, refinance and deleverage reduced home equity and mortgage loans and accounted for about 20% of the annual decline.

Deposit pricing-we continued a very disciplined deposit pricing approach as evidenced by the cost of total deposits declining from 96 basis points in the third quarter to 84 basis points in the fourth. Exclusive of the divestiture of Christiana, the balance of higher cost, primarily single product customers, declined by $260 million in the quarter, further enhancing the margin.

On slide six, despite the sale of Christiana in December, core non-interest income was relatively flat. Mortgage banking continued its strong performance due to refinance activity which accounted for about three-quarters of the volume in the quarter. Wealth revenues remained consistentdespite the divestiture of Christiana.

As a note, the quarter also included OTTI [other than temporary impairment] of about $400,000 related to a single issued trust preferred and on the BOLI surrender had a $300,000 gain on the  separate account BOLI.

If you look at slide number seven, operating expenses remain well-controlled. Core operating expenses were up slightly in the quarter driven by legal and loan workout expense. For the year, that expense-the legal loan workout expense-aggregates approximately $6 million and based upon the timing of some resolution of classified credits, it increased about $1 million in the quarter. The fees also related to the divestiture of Christiana were about $400,000. As you can see the efficiency ratio for the year at 58.8% compared favorably to the 60% in the prior year.

On slide number eight, you look at the capital ratios pro forma for the Warburg investment of $86.7 million, that's the remaining investment of the total $150 million in January, resulted in 14.3 million common shares being issued. So the slide shows what it looks like pro forma for that investment and then pro forma for the repayment of TARP-capital ratios very, very strong compared to the peer group. As we discussed, our priorities for capital management: TARP repayment, growth capital, dividend increases, in that order.

Referring to slide nine, let's look at asset quality. The provision declined to $17.5 million from $20 million in the quarter resulting in a reserve decline of about $2.5 million. The Christiana net exposure on the classified assets which we retained is less than $1 million. If you look at the coverage ratios, despite the reserve release at the bottom of this slide, 179% of non-performing loans. The strength of the balance sheet positions us well and provides us a strong base for future growth.

With that, I will turn it over to Sandy Bodnyk.

Sandra L. Bodnyk, Chief Risk Officer

Thank you, Mike. On slide ten, you can see that classified assets peaked in the first quarter of 2010, and have since demonstrated consistent reduction throughout the last three quarters, a reduction of 10% from peak and 4% quarter over quarter. Migration analysis reflects a substantial decline year-over- year in both classified and non-performing additions as our inflows have moderated over the last three quarters despite the slow economic recovery in our primary markets.

On slide eleven, the asset quality improvement is further reflected, illustrating non-performing loans peaking in the fourth quarter of '09 and a 33% reduction from peak, and a 11 % reduction since last quarter. In absolute terms, as noted on slide 9, our non-performing loans as a percent of loans is 1.57% versus peer data at the end of the third quarter at 3.9% and we've demonstrated four linked quarters of reductions, as many peer numbers continue to increase.

As we discussed in previous quarters, we have been proactive in problem asset recognition and timely collateral valuations. Charge-offs also have reflected four linked quarters of decline. It's important to note in this quarter we sold $8.4 million of portfolio of HAMP-like modified residential mortgages and we currently carry no troubled debt restructures in the portfolio.

Slide twelve breaks down our loan portfolio by business line, it reflects C&I [commercial and industrial] data consistent with the economic cycle and our continued strong consumer loan performance. I'd like to point out that the CRE [commercial real estate] construction portfolio, which houses our residential development lending, has decreased from $406 million at year end to $281 million, a 31% reduction. Unapproved land exposure in this portfolio is nominal. I should also note that our ORE [other real estate] levels at $7.5 million are very modest.

We continue on slide thirteen to provide a geographic breakdown of non-performing assets and charge-offs.  It continues to reflect that the primary stress from economic conditions have been concentrated in our southeastern region, which enjoyed the greatest appreciation in real estate value.

I'd like to now turn it back to Scott.

Scott V. Fainor, President and Chief Executive Officer

Thank you, Sandy. Slide number 14 outlines our strategic focus in 2011. Although the regional economies that we do business in continue to remain soft, our banking teams are playing offense as we have stated to you last quarter. They are focused on loan growth in 2011. We have in the fourth quarter, and will continue in the first quarter,  to hire new qualified commercial and industrial, commercial real estate, and middle market corporate commercial bankers and regional credit officer professionals to increase our quality loan balances throughout our very diversified loan portfolio. This is a key focus in 2011. Our strong 125 branch network continues to receive very high scores on customer service and customer loyalty, and we believe this is exactly what our National Penn brand stands for and we intend to leverage our banking, insurance, investments and trust business model to make sure that we achieve our continuing profitability improvement throughout this year. We do not have a lot of legacy issues and we are positioned to grow from a position of strength. National Penn will realize our advantages of positive operating leverage with our continued focus of reducing all categories of classified assets.

Our enhanced capital levels and now with the full investment from Warburg Pincus, continues to have us focused on the acceleration of TARP repayment in full. Our fundamentals, as I stated in the beginning of the presentation, remain strong. National Penn is clean, strong, and efficient, and focused on growing profitability to enhance shareholder value.

I believe that our presentation outlines this and I'd now like to open it up for any further questions.

QUESTION AND ANSWER SECTION

Operator: We will go first to the site of Bob Ramsey with FBR Capital Markets. Please go ahead. Your line is open.

<Q - Bob Ramsey>: My first question for you-you have made it pretty clear that growing loans and growing the balance sheet and growth in general is a high priority.  It does look like the pace of loan run-off sort of accelerated this quarter. How are you guys thinking about growth opportunities going forward? Is some of that sort of working its way through the system, or are you going to continue to see balances decline in the near term before you sort of hit that point of influx?

<A - Scott Fainor>: I'll start on the question and then Mike and Sandy can answer as well. 2010, as we de-risked, we had a large volume of loans that left the balance sheet through us reducing problem loans. At the same time, we have instituted a new credit culture and procedures and policies. I think ultimately as we bring new professionals into the company, along with the great bankers we already have working here National Penn, I think we're poised to focus to play offense as we've been stating. It takes some time, but I believe we've set up the outbound calling programs, we've increased the number of bankers and we're poised to start to grow in our markets. It's going to be a little bit more difficult because the markets we serve are still in a soft economy. We haven't seen the growth that happened throughout other areas of our country. But I believe that we're well poised. Mike or Sandy?

<A - Michael Hughes>: I think your point is a fair one, Scott. I mean, we've talked about 2010 de-risking the balance sheet. That obviously has implications to loan balances. And now that we position the balance sheet-and I would argue relative to a broad array of banks that our balance sheet is very strong-that  we competitively advantaged going forward with the strength of the balance sheet. So, it did have impact on '10 from loan balances undoubtedly, and as Scott has mentioned, going forward we're looking to the inflows in nonperformers slowing, classified assets are declining, and we're back on the offense.

<A - Sandra Bodnyk>: I think as we move into 2011 we're very encouraged by what we see in the pipelines in C&I, and our small business areas, particularly. I do think they'll be - well, using the infamous “lumpy” word, I think it'll be a little bit lumpy as we move along just because there is a period of waiting for financial statements and things like that for some of our pipeline deals, but -we are generally encouraged.

<Q - Bob Ramsey>: Okay. You all did mention the NPL [non-performing loan] inflows have been slowing, which is great. Did you quantify what they were in the fourth quarter versus maybe some quarters earlier this year?

<A - Sandra Bodnyk>: I would say year-over-year, as we mentioned, they are down significantly. Over the last three quarters they have been about half the levels in the prior year, but very similar, quarter-to-quarter.

Our next question comes from the site of Christopher Marinac with FIG Partners. Please go ahead your line is open.

<Q - Christopher Marinac>: Scott, I wonder if you can give us an update on the MOU [memorandum of understanding] and if there has been any movement on that or was it still a status quo from last quarter?

<A - Scott Fainor>:  We continue with our solid relationship that we have with the OCC. National Penn Bank continues to meet and exceed all aspects of the MOU and we are continuing to work with our regulators to try to accelerate the lifting of the MOU. We are continuing those dialogues, discussions and exams, and we are encouraged by the progress that we have made to date.

<Q - Christopher Marinac>: Okay. Is there any goal I guess in the next several quarters to look at acquisitions or is that to be determined?

<A - Scott Fainor>: I believe that we stated to the market, we're going to continue to look at acquisitions that are within market or in contiguous counties that makes sense for National Penn to strengthen our franchise. And with our strong capital base, we believe that we have a sound platform from which to grow. So, Mike, any other comments?

<A - Michael Hughes>: I think that's very fair.

<A - Scott Fainor>: Chris, just one other thing about that is that we want to make sure that it's the right acquisition for our company. We want to make sure that we have the right fundamentals in place with the company that we'd be looking at. And I think ultimately we will have opportunities throughout 2011 and 2012 to execute that strategy.

We will go next to the site of Damon DelMonte with KBW. Please go ahead. Your line is open.

<Q - Damon DelMonte>:  Keeping in the theme with the M&A, are you guys precluded from doing any deals until you  repay TARP for 1, and for 2 have the  MOU lifted?

<A - Scott Fainor>: I don't know specifically if we're precluded.  We've been focusing in on strengthening our fundamentals within our company. And to do that, we want to make sure that we're able to organically grow and have our banking teams focused in on taking market share from others and we think that gives us a great opportunity to show what National Penn is made of. From our standpoint, any other acquisitions would have to fit and we certainly will continue to analyze. Mike?

<A - Michael Hughes>: I think we're basically not precluded. I think maybe is there another level to go through, probably. But as Scott mentioned earlier, we are focused on the repayment of TARP in the near-term and the lifting of the MOU in the near-term.

<Q - Damon DelMonte>: Can you guys comment-that have you had initial discussions with the regulators regarding the repayment of TARP? Is this something we could hopefully expect in the first half of the year?

<A - Scott Fainor>: We have continuing discussions with the regulators on many fronts, certainly as you can imagine our focus and priority has been on the repayment of TARP and lifting of the MOU.  We feel that we've met and exceeded all aspects of the MOU and as soon as we know that we would have a timeline, we're going to let all of our constituents know when that would be.   So we are always talking with our regulators on a regular basis about the exam process and around what our strategic objectives are, and our strategic objective is to repay TARP and get the MOU lifted.

<Q - Damon DelMonte>: And then I guess with respect to the provision kind of going forward, we have seen a continual downward trend in the provision level, and you continue to de-risk the balance sheet. Would you say that your current reserve level of 282 basis points is more than adequate and we can start to see a lower provision regardless of what the charge-off level is?

<A - Michael Hughes>: As you look at the provisioning level, we really don't look at reserves to total loans, as we've talked about in the past. We developed a very formulaic approach to the loan loss reserve levels. It's driven to a great extent by classified assets. We've seen a good trend over the last four quarters on those declining. We're hopeful that trend would continue and we anticipate it would have the same effect that provisioning could decline as we move throughout 2011.

<Q - Damon DelMonte>: And then just lastly on the loan growth, can you put some parameters on the amount of growth you expect in 2011?

<A – Scott Fainor>: From our perspective on loan growth, we're going to try to end up deploying our bankers to grow loans. We have not put any forward-looking statements out in regards to what the loan growth percentages are, but we're going to continue to move the needle on loan growth and we hope that as we come through the first quarter, we will be able to report to the marketplace that our strategy is working.

Operator: We will go next to the site of David Darst with Guggenheim Securities. Please go ahead, your line is open.

<Q - David Darst>: Could you give us a little bit more color about how you've transitioned from playing the defensive and letting the loan portfolios decline into offense? I guess maybe if what point over the past couple of months or in the next couple of months do you feel like maybe your origination pipeline is going to exceed the level of runoff that you've been having?

<A – Scott Fainor>: As a company we started focusing on internal matters in 2009 and when the organization starts focusing on those internal matters in '09, we spent 2010 making sure that credit culture and that our banking teams were the appropriate size and had the appropriate qualifications for us to make certain that we were able to do new business.

In June of 2010, we said with our strength and capital levels, our reserve levels in very good shape, and the first sign of a reduction in problem assets and now we have the three continuous quarters of the reduction of our classified assets, we felt that we needed to start over the summer and into the fall and winter timeframes to have our banking teams out calling on customers, calling on prospects, and that goes all the way to including me.

We've been very active in those calling programs.  We have hired several new commercial bankers to compliment our very professional teams that are in the field. We've increased the number of regional credit officers that we have. Our retail loan and mortgage banking areas have increased in regards to the amount of production they're able to take in and our retail bankers out in the branch network have been doing more calling on small business clients and the support for that has taken place.

So since the June July timeframe, we've continued to make sure our infrastructure and our credit culture is ready to start building quality loans.  We feel that we'll continue to reduce problem assets and the start of our loan growth should take place in the early parts of 2011.
<A - Sandra Bodnyk>: I think it's also fair to say that a great deal of the internal credit administration work needed to done, as we were identifying problems, working through problems, is behind us and that puts a lot more time on the lending officer’s table to get out and be in front of customers and we've seen that transitioning happening over the last two to three quarters.

<Q - David Darst>: Scott, could you tell us how much of the lending and credit administration turnover has occurred and versus just how many new people versus old people have changed?

<A - Scott Fainor>: We have probably hired a dozen new regional credit officers and commercial bank officers over the course of the last six to nine months. I can tell you that that's an approximate figure and I just don't know the turnover of what's taking place within our current shop. We'll have to get back to you.

<Q - David Darst>: Okay. And then they're coming from larger organizations or similar size regional banks?

<A - Scott Fainor>: We have some coming from larger institutions and some from regional institutions as well so it is a blend. Many of the people that are managing these lines of business have also come from larger institutions and larger regional institutions, so we have the ability to be able to recruit and I think that's a strength of National Penn.

<Q - David Darst>:  Do you have any FHLB [Federal Home Loan Bank] advances maturing in the next six to nine months and if so what are the rates that are rolling off?

<A - Michael Hughes>: We do have some maturing in the first half of the year, probably in that $75 million range in the 3.5% area.

Operator: We will go next to the site of Andy Stapp with B. Riley Company. Please go ahead. Your line is open.

<Q - Andrew Stapp>: What is your current monthly run rate for interchange fees?

<A – Michael Hughes>: Interchange fees on an annual basis are about in the $10 million range.

<Q - Andrew Stapp>: Okay. And what are you expecting in terms of the effective tax rate in 2011?

<A – Michael Hughes>: As we've talked previously, the effective tax rate moves around based upon our level of tax free income.  We have about on an annual run rate somewhere in the mid $40s in tax free income so whatever your model out to be pre-tax income back off the mid-$40 number and put in a marginal rate of 35% ought to get you close.

<Q - Andrew Stapp>: Other non-interest expenses were up about $1.5 million linked quarter. What was driving that?

<A - Michael Hughes>: We said really there is two factors that related to that-The legal and professional fees related to the sale of Christiana was about $400,000 and then just work out - legal fees related to work out more to the timing of some of these resolutions was about a $1 million incremental in the quarter.

Operator: We will go next to the site of Mike Shafir with Sterne Agee. Please go ahead your line is open.

<Q - Mike Shafir>:  Speaking back to some of the FHLB advances and as we think about the margin going into 2011, assuming kind of a relatively consistent environment on the rate side of things, is that NIM [net interest margin] kind of sustainable as we think about the potential for maybe additional loan growth in some of the pipeline activity you guys are having?

<A – Michael Hughes>: I think there is really a lot of factors that impact the margin. The two major ones are loan growth and deposit pricing. I think the company has done a good job on the deposit pricing side, as you see some relatively higher cost deposits re-price. I believe there is still an ability to get some benefit out of that through 2011. So the margin, if you look at it quarter by quarter for the year, has been in that 340 to 350 [basis point] range and we've been successful keeping that there the last couple of quarters.

<Q - Mike Shafir>:  On the mortgage banking side of things, pretty consistent over the last two quarters. Obviously that has a lot to do with the refi activity and where rates were. Should we expect that to back off some as we think about 2011?

<A - MichaelHughes>: I think when you look at the industry in general, look at what's happened with the rates and the refi activity, we do believe that you'll see some pressure on that in 2011 and I would not anticipate seeing that type of revenue on a quarterly basis.

<Q - Mike Shafir>: And then just kind of thinking about - I know you guys briefly touched on M&A and I understand that you are certainly open to that depending on what happens with the MOU and so forth, but geographically speaking I know that generally you guys are really a little bit more Pennsylvania - Eastern Pennsylvania focused, but as we think about some of the activity going on with the natural gas play in the Marcellus Shale, I mean is that a market that you guys would like to penetrate further maybe through an acquisition?

<A - Scott Fainor>: When we look at our franchise in Central and Eastern Pennsylvania, we do have a gap between our Eastern Pennsylvania and our Nittany Bank franchise out in State College. Our Nittany Bank franchise is right in the middle of all of the Marcellus Shale activity and our bankers out there, led by our regional President, continue to evaluate and look at the business opportunity to lend to companies involved there.

If  you take a look at my statement around in market or contiguous counties, that would place opportunities along the Marcellus Shale footprint.  But our focus has been in the Philadelphia market, it's been surrounding our franchise. We think if we strengthen around the core or strengthen with inside the core, it's a better opportunity for us to reduce expenses to create value in a slow growth economy.  I think what we've said is if we look at acquiring, it would have to be reducing expenses and making sure that you created value that way, while you were trying to grow in a slow market.

Operator: We will go next to the site of Frank Schiraldi with Sandler O'Neill. Please go ahead your line is open.

<Q - Frank Schiraldi>: Just a question on funding mix going forward. I'm just wondering as we see the beginning of the year some continued loan run off, what are we likely to see run-off on the funding side, would it be more CDs or FHLB borrowings?

<A – Michael Hughes>: I think you look at and you would say the loan volumes will drive what our "funding appetite" is. If you look at our loan to deposit ratio now, it's somewhere in the 88 - upper 80s, I think it is 88 specifically. So we are trying to price deposits competitively, but we are not chasing them on the CD side and I think the loan growth will drive deposit funding more than anything. So we want to keep the core franchise intact. If we saw loan growth come back at levels that we needed to fund, we'd lean towards deposit side as opposed to the Federal Home Loan Bank side.

<Q Frank Schiraldi>: Okay. The inter quarter or quarter-over-quarter reduction in jumbo CDs is that more function of Christiania or is that more of a function of just what's going on with the Nat Penn balance sheet?

<A – Michael Hughes>: It's not a function of Christiania.  It's really a function of the customer base and including some municipalities that based upon seasonality and funding. I don't read a lot into that as far as core customer retention more, it's not related to Christiana and it is more related to seasonality.

<Q Frank Schiraldi>>: On the MOU, I mean is there any sort of bogies that you're still in your mind seeking that'll help you get that lifted or in your minds have all the bogies been hit and now it's just a matter of hearing back?

<A - Scott Fainor>: Well, first of all we had to show consistency quarter-over-quarter in [reduction of problem assets and we've been doing] that, our classified assets we've been doing that. We've enhanced our capital ratios overall in every category.  We've strengthened credit administration, loan review, special assets and as Mike and Sandy have said over and over again, our allowance has become much more formulaic in much detail. So from our standpoint we continue to work with the OCC. As I stated before, we have a very good relationship with them and I we feel we've met or exceeded all aspects of the MOU. So we will await that timeline to try to figure out when we can give all of our constituents and all of you on the phone a timeline of when we can say the MOUs lifted and TARP has been allowed to be repaid in full.

<Q Frank Schiraldi>: Is there a safety and soundness coming up that might serve as sort of a springboard to get the MOU lifted?

<A - Scott Fainor>: We are involved, in the exam process throughout the year and we're involved in that right now.

Operator: We will go next to the site of Mac Hodgson with SunTrust Robinson Humphrey. Please go ahead. Your line is open.

<Q - Mac Hodgson>: My questions were already answered, thanks.

Operator: And we will go next to the site of Jason O'Donnell with Boenning & Scattergood. Please go ahead. Your line is open.

<Q - Jason O'Donnell>: Most of my questions have been answered. I did want to touch on OREO expense, I apologize if I missed it, but how much was that for the fourth quarter?

<A - Michael Hughes>: We said loan workout expense increased $1 million in the quarter, the OREO expenses relatively insignificant. We have $7.5 million in total OREO.

<Q - Jason O'Donnell>: And then I guess just given the pick-up in long-term mortgage rates, have you considered retaining some of your longer-term fixed-rate mortgage product to put liquidity to work going forward or is that something that's just not on the table?

<A - Michael Huhges>: We have retained some of that on the balance sheet both in the third and fourth quarter although not significant. And we continue to evaluate that from an asset liability management standpoint. We will do it and we have done it.

<Q - Jason O'Donnell>: And then I guess finally, if you could just give us some sense of what you've been buying in the securities portfolio recently and kind of where is your duration and were you managing that duration going forward?

<A – Michael Hughes>: It's mortgage-back CMO [collateralized mortgage obligation] type product, duration in that three to four year period and we're managing duration in compliance with the policy that would be a little bit longer than that but not materially longer.

Operator: And we will go next to the site of Whitney Young with Raymond James and Associates. Please go ahead. Your line is open.

<Q - Whitney Young>: I just have a follow-up question on non-interest expense. I understand the increase in the quarter driven by that workout litigation. I'm just wondering about a year and a half ago was when you really started to ramp up that workout effort and get ahead of those loan problems and it seems like you've been very successful with the criticized loans peaking.  And I'm just wondering what that might factor into non-interest expense going forward if you see room for that to come down and if not on the workout side of things, what other levers are there, or do you expect to keep increasing? Thanks.

<A - Michael Hughes>: Well, as we said before, the base in that workout legal expense, which includes appraisals of about $6 million, so it gives you some relevance of what the size of it is, we would anticipate to see continued improvement over the year, but I would think not anything significant from an EPS perspective.

<A - Scott Fainor>: Whitney, the only other thing that I would add to Mike's comments is that the professionals that are in the workout group, the actual salary expense in there, those workout specialists, some of them will come back to be lenders on the line at the appropriate time. So they will move back to be working on new business development and have a skill set that really plants them firm in a credit culture coming out of the workout area.

Operator: It appears we have no further questions at this time. I will now hand the call back to Mr. Fainor for any closing remarks.

Scott V. Fainor, President, Chief Executive Officer

We just want to thank everyone for participating in this call today. Once again, we have positive momentum and we have positive results for 2010. We are prepared for 2011 and we look forward to our next quarterly conference call at the end of April. Thank you very much and have a great week.

THE END